Exhibit 99.1

DeVry Increases Dividend By 20 Percent and Authorizes Additional Share Repurchases

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--November 10, 2010--DeVry Inc. (NYSE:DV), a global provider of educational services, announced today at its annual meeting of shareholders that its board of directors approved a 20 percent dividend increase, raising its dividend from $0.20 to $0.24 per share annually. Payable on a semi-annual basis, the next dividend payment of $0.12 per share will be made on Jan. 10, 2011, to common stockholders of record as of Dec. 10, 2010.

In addition, the board of directors authorized a fifth share repurchase program, which allows DeVry to repurchase up to $50 million of its common stock through December 31, 2012. The new program will commence upon completion of the existing $50 million program.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
jbates@devry.com
(630) 353-3800
or
Media Contact:
Larry Larsen
llarsen@sardverb.com
(312) 895-4717